Exhibit 10.29*

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made and entered into this 9th day of November, 2011, by and between A. M. Castle & Co., a Maryland corporation, presently with its principal executive offices located at 1420 Kensington Road, Suite 220, Oak Brook, Illinois 60523 (the “Company”), and Paul Sorensen, who presently resides at Houston, Texas (“Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, Employee and Tube Supply, Inc., a Texas corporation (“Tube Supply”), previously entered an arrangement whereby Tube Supply agreed to employ Employee and Employee accepted such employment (the “Prior Agreement”);

WHEREAS, the Company is contemplating a business combination whereby the Company would purchase all of the outstanding capital stock of Tube Supply and Tube Supply would become a wholly-owned direct or indirect subsidiary of the Company (the “Transaction”);

WHEREAS, conditioned upon the successful completion of the Transaction and effective upon the date of the consummation of the Transaction, if applicable (“Effective Date”), the Parties desire to enter into this Agreement to govern the employment relationship between Employee and the Company on or after the Effective Date;

WHEREAS, conditioned upon the successful completion of the Transaction, it is desirable that the Prior Agreement be replaced in its entirety by this Agreement so that, on or after the Effective Date, this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, with respect to the subject matter hereof, including, without limitation, the Prior Agreement; and

WHEREAS, in the event that the Transaction is not successfully completed, this Agreement shall be null and void in all respects.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1. Employment. Conditioned upon the successful completion of the Transaction and effective as of the Effective Date, the Company desires to employ Employee, and Employee desires to be employed by the Company, pursuant to and in accordance with the terms and conditions set forth herein. Employee represents and warrants that he has full power and authority to enter into this Agreement and that he is not restricted in any manner whatsoever from performing his responsibilities and duties hereunder. For the avoidance of doubt, this Agreement shall be null and void in all respects in the event the Transaction is not successfully completed.

2. Employment Term. Unless earlier terminated as hereinafter provided, the term of Employee’s employment under this Agreement shall commence on the Effective Date and shall continue through the first anniversary of the Effective Date (the “Expiration Date”); provided, however, the Expiration Date shall be automatically extended annually for successive one-year periods, effective on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, without further action on the part of any Party, unless, not later than 90 days prior to the effective date of any such extension, either Party shall have given written notice to the other Party that it does not wish to extend the term of Employee’s employment under this Agreement (the “Employment Term”). If Employee’s employment with the Company terminates for any reason, with or without Cause (as defined herein), Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

3. Position, Duties and Location.

(a) Title. The Company shall employ Employee initially through its Tube Supply subsidiary in the position of and with the title of VP Global Business Development. Employee shall have the responsibilities and duties as are commensurate with the position of VP Global Business Development of an entity comparable to Tube Supply. The Company’s Board of Directors (“Board”), its President and Chief Executive Officer, or the President of the Company’s Castle Metals Oil & Gas commercial unit shall have the right to modify the title, responsibilities and duties of Employee from time to time as each may deem necessary or appropriate, including without limitation, extending such responsibilities and duties to the Company’s entire Castle Metals Oil and Gas commercial unit following the integration of Tube Supply into the Company’s Castle Metals Oil and Gas commercial unit.

(b) Manner of Employment. Employee shall faithfully, diligently and competently perform his duties and responsibilities and duties as VP Global Business Development of Tube Supply. Employee shall devote his exclusive and full efforts and time to the Company. This Section 3, however, shall not preclude Employee, outside normal business hours, from engaging in appropriate civic or charitable activities.

4. Compensation.

(a) Base Compensation. The Company shall pay Employee, as compensation for his services, base compensation in the amount of two hundred fifty thousand dollars ($250,000.00) per year, subject to annual reviews and adjustments at the sole discretion of the Board, the Company’s President and Chief Executive Officer, or the President of the Company’s Castle Metals Oil & Gas commercial unit (“Base Compensation”). Base Compensation shall be paid periodically in accordance with normal Company payroll practices.

(b) Additional Cash and Equity-Based Compensation.

(1) Employee shall participate in the Company’s annual Short Term Incentive Plan (“STIP”) solely with respect to the fiscal year beginning on January 1, 2012, except to the extent the Human Resources Committee of the Board (or its subcommittee or such other committees and subcommittees designated from time to time by the Board) (the “Committee”), in its sole discretion, permits Employee to continue participation in the STIP in any subsequent fiscal year. Employee’s participation in the STIP with respect to the fiscal year beginning on January 1, 2012 (or, if and to the extent the Committee, in its sole discretion, permits Employee to continue participation in the STIP in any subsequent fiscal year, any such subsequent fiscal year) shall provide, subject to adjustments at the sole discretion of the Committee, the terms and conditions set forth in the Company’s 2008 Omnibus Incentive Plan, as may be

amended from time to time (the “Omnibus Incentive Plan”), and the applicable award agreement, if any, for a target cash incentive (that is, an annual bonus) equal to thirty five percent (35%) (“STIP Target Incentive Opportunity Factor”) of his then-current Base Compensation with a payout range of zero percent (0%) to a maximum incentive equal to two hundred percent (200%) of his target STIP cash incentive. Any cash incentive payable to Employee under the STIP will be made to Employee during the period beginning January 1 and ending March 15 immediately following the end of the applicable performance period; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) established by the Committee for such performance period have actually been met and shall be subject to the approval of the Committee.

(2) Employee shall participate in the Company’s Long Term Compensation Plan (“LTCP”) solely with respect to the performance period beginning on January 1, 2012, except to the extent the Committee, in its sole discretion, permits Employee to continue participation in the LTCP in any subsequent performance period. Employee’s participation in the LTCP with respect to the performance period beginning on January 1, 2012 (or, if and to the extent the Committee, in its sole discretion, permits Employee to continue participation in the LTCP in any subsequent performance period, any such subsequent performance period) shall provide, subject to adjustments at the sole discretion of the Committee, the terms and conditions set forth in the Omnibus Incentive Plan, and the applicable award agreement, if any, for a target cash incentive equal to thirty percent (30%) (“LTCP Target Incentive Opportunity Factor”) of his then-current Base Compensation with a payout range of zero percent (0%) to a maximum incentive equal to two hundred (200%) of his target LTCP cash incentive; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) established by the Committee for such performance period have actually been met and shall be subject to the approval of the Committee.

(3) Solely with respect to the performance period beginning January 1, 2012 and ending December 31, 2014, Employee shall participate in the Company’s 2012-2014 Transitional Incentive Plan (the “TIP”), as set forth in Exhibit A hereto. Employee’s participation in the TIP shall provide, subject to adjustments at the sole discretion of the Committee and the terms and conditions set forth in the Omnibus Incentive Plan, for a cash incentive equal to twenty percent (20%) (“TIP Factor”) of the incentive pool established thereunder, if any (the “TIP Pool”). Notwithstanding the foregoing, any cash incentive payable to Employee under the TIP shall be subject to a three-year cliff vesting schedule, whereby Employee shall completely forfeit any payment otherwise due Employee under the TIP in the event Employee’s employment with the Company is terminated for any reason prior to December 31, 2014; provided, however, in the event Employee’s employment with the Company is terminated by the Company without Cause (as defined herein) during the period beginning January 1, 2014 and ending December 30, 2014, the cash incentive under the TIP shall equal the cash incentive otherwise payable to Employee under the TIP, if any, had he remained continuously employed with the Company through December 31, 2014, prorated by a fraction where the numerator equals the number of days Employee was employed with the Company beginning as of the Effective Date and the denominator equals 1,095 days. Any cash incentive payable to Employee under the TIP will be made to Employee during the period beginning January 1, 2015 and ending March 15, 2015, and shall be subject to the approval of the Committee.

(4) On or about January 1, 2012 (the “Grant Date”), Employee shall be awarded restricted stock units (the “RSU Award”) in respect of shares of common stock of the Company (the “Stock”), subject to the terms and conditions set forth in the Omnibus Incentive Plan and the applicable award agreement, the total value of which, as determined by the Committee in its sole discretion, shall equal one hundred twenty five thousand dollars ($125,000.00). The number of shares of Stock covered by the RSU Award shall be determined by dividing the total value of the RSU Award by the average closing market composite price of a share of Stock, as reported for the New York Stock Exchange-Composite Transaction, for the sixty (60) trading days immediately preceding the Grant Date, with any fractional share of Stock being disregarded. All terms and conditions with respect to the RSU Award shall be set forth in a separate written award agreement, including, but not limited to, the manner and timing of payment and a three-year cliff vesting schedule, whereby Employee shall completely forfeit the RSU Award and any payment otherwise due Employee thereunder in the event Employee’s employment with the Company is terminated for any reason prior to December 31, 2014.

5. Employment Benefits. Employee shall be eligible to participate in the plans, programs and arrangements of the Company that are offered to similarly situated employees of the Company, in accordance with the terms and conditions thereof.

6. Termination and Severance Benefits.

(a) Death. The death of Employee shall automatically terminate the Company’s obligations hereunder, provided however, the Company shall pay to Employee’s estate or his designated beneficiary:

(1) Employee’s Base Compensation through the date of termination, paid in accordance with normal Company payroll practices;

(2) accrued vacation pay through the date of termination or other amounts earned, accrued or owing to Employee but not yet paid as of such date; and

(3) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (excluding any Company severance plans).

(b) Disability. If Employee is unable to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by Employee hereunder due to illness, injury, physical or mental incapacity or other disability, for sixty (60) consecutive days or shorter periods aggregating at least one hundred eighty (180) days within any twelve (12) month period (“Disability”), Employee’s employment may be terminated by Company and Employee shall be entitled to:

(1) his Base Compensation through the date of termination, paid in accordance with normal Company payroll practices;

(2) accrued vacation pay through the date of termination or other amounts earned, accrued or owing to Employee but not yet paid as of such date;

(3) disability benefits in accordance with the long-term disability program then in effect for management employees of the Company; and

(4) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (excluding any Company severance plans).

(c) Resignation. If Employee resigns his employment without Good Reason (as defined herein) during the Employment Term, the Company shall have no liability under this Agreement to Employee, except that Employee shall be entitled to:

(1) his Base Compensation through the date of termination, paid in accordance with normal Company payroll practices;

(2) accrued vacation pay through the date of termination or other amounts payable to Employee as of the date of termination but not yet paid as of such date; and

(3) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (excluding any Company severance plans) applicable to employees who voluntarily resign. A resignation of his employment by Employee shall not be a breach of this Agreement.

(d) Termination by Company for Cause. If Employee’s employment is terminated for Cause (as defined herein), the Company shall have no liability under this Agreement to Employee except that Employee shall be entitled to:

(1) his Base Compensation through the date of termination, paid in accordance with normal Company payroll practices;

(2) accrued vacation pay through the date of termination or other amounts payable to Employee as of the date of termination but not yet paid as of such date; and

(3) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (excluding any Company severance plans).

(e) Termination by Company Without Cause or Termination by Employee for Good Reason.

(1) If Employee’s employment with the Company is terminated either by the Company without Cause (as defined herein) or by Employee for Good Reason (as defined herein), Employee shall be entitled to:

(A) his Base Compensation through the date of termination, paid in accordance with normal Company payroll practices;

(B) accrued vacation pay through the date of termination or other amounts payable to Employee as of the date of termination but not yet paid as of such date; and

(C) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (excluding any Company severance plans).

(2) Provided that Employee has satisfied the conditions provided in Section 11 (relating to the waiver and release) and has complied with the requirements of Sections 7, 8, and 9 (relating to confidentiality, non-competition, non-solicitation, and non-disparagement), if Employee’s employment with the Company is terminated during the Employment Term either by the Company without Cause (as defined herein) or by Employee for Good Reason (as defined herein), Employee shall also be entitled to:

(A) a lump sum payment equal to one (1) times Employee’s Base Compensation, at the annualized rate in effect on the date of termination, payable to Employee within ten (10) days following the date on which the conditions of Section 11 are satisfied;

(B) a lump sum payment equal to the cash incentive under the STIP to which Employee would have been entitled had he continued in the employ of the Company through the last day of the calendar year in which the date of termination occurs, pro-rated for the number of days during such calendar year that Employee was employed with the Company prior to the date of termination; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such calendar year have actually been met and shall be subject to the approval of the Committee;

(C) continued health benefit coverage for Employee and Employee’s qualified beneficiaries as provided in Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”). Such COBRA continuation coverage shall be provided to Employee and Employee’s qualified beneficiaries only if and to the extent that Employee (or his qualified beneficiaries, as applicable) make a timely and proper election to be covered under COBRA and make timely payments for the cost of such coverage; provided, however, that such COBRA coverage shall be at the Company’s expense for the period beginning on the day after the termination date and ending on the earlier of (i) the first anniversary of the termination date or (ii) the date on which Employee commences employment with another employer; and

(D) with respect each outstanding and nonvested equity-based performance award granted to Employee by the Company for which his termination date precedes the end of the performance period by less than one (1) year, a payment equal to the amount Employee would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that Employee was employed prior to his termination date, with any such payment being made, no later than the later of (A) the date that is 2- 1/2 months from the end of Employee’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (B) the date that is 2- 1/2 months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met and shall be subject to the approval of the Committee; and

(E) with respect to each then-outstanding and vested stock option granted to Employee by the Company, exercise such option at any time during the period beginning on the termination date and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from Employee’s termination of employment) or the expiration of the three-month period following the termination date.

(f) No Mitigation/Offset. In the event of any termination of Employee’s employment hereunder, Employee shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to Employee under this Agreement for amounts earned by Employee from a third party; provided, however, that Employee may offset under this Agreement any amounts owed by Employee to the Company at the time payment would otherwise be required under this Agreement.

(g) Notice of Termination. Any purported termination of Employee’s employment by the Company or by Employee (other than by reason of death) shall be effectively communicated to the other Party by written notice identifying the effective date of termination and the reason or Cause (as defined herein) for termination.

(h) Definition of Cause. For purposes of this Agreement, the term “Cause” shall mean:

(1) conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which Employee was so convicted or entered such plea) by Employee;

(2) engagement by Employee in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, Employee’s credibility and reputation no longer conform to the standard of the Company’s employees;

(3) willful misconduct by Employee that, in the reasonable judgment of the Company, results in a demonstrable and material injury to the Company or its affiliates, monetarily or otherwise;

(4) willful and continued failure (other than any such failure resulting from Employee’s incapacity due to mental or physical illness) by Employee to perform his assigned duties, provided that such assigned duties are consistent with the job duties of Employee and that Employee does not cure such failure within 30 days after notice of such failure from the Company; or

(5) material breach of this Agreement by Employee, provided that Employee does not cure such breach within 30 days after notice of such breach from the Company.

For purposes of determining whether “Cause” exists, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by Employee not in good faith and without reasonable belief that Employee’s act, or failure to act, was in the best interest of the Company or its affiliates.

(i) Definition of Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean:

(1) a reduction of 10% or more in Employee’s Base Compensation (either upon one reduction or during a series of reductions over a period of time), provided, that such reduction neither comprises a part of a general reduction for Employee’s then-current peers as a group (determined as of the date immediately before the date on which Employee becomes subject to any such reduction) nor results from a deferral of Employee’s Base Compensation;

(2) a material diminution in Employee’s authority (including, but not limited to, the budget over which Employee retains authority), duties, or responsibilities within the Company;

(3) a material change in the geographic location at which Employee must perform services for the Company more than fifty (50) miles from Employee’s designated office location as of the date of this Agreement;

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement; or

(5) any reduction in the Employee’s STIP Target Incentive Opportunity Factor, LTCP Target Incentive Opportunity Factor and/or TIP Factor below the levels described and defined in Sections 4(b)(1), (2), and (3) respectively, provided, that, for the STIP and/or LTCP plans only, such reduction neither comprises a part of a general reduction for Employee’s then current peers as a group (determined as of the date immediately before the date on which Employee becomes subject to any such reduction) nor results in connection with a general plan design change with respect to any such plan.

For purposes of this Agreement, in order for a termination of employment by Employee to be considered to be on account of Good Reason, the following conditions must be met by Employee:

(1) Employee provides written notice to the Company of the existence of the condition(s) described in this subparagraph (i) potentially constituting Good Reason within ninety (90) days of the initial existence of such condition(s), and

(2) the Company fails to remedy the conditions which Employee outlines in his written notice within thirty (30) days of such notice, and

(3) Employee actually terminates employment with the Company within six (6) months of providing the notice described in this subparagraph (i).

7. Confidentiality.

(a) The Company has provided, and will provide, Employee Confidential Information in connection with the Transaction and during the Employment Term.

(b) Except as may be required by the lawful order of a court or agency of competent jurisdiction, except as necessary to carry out his duties to the Company and its affiliates (including Tube Supply) after the Effective Date, or except to the extent that Employee has express authorization from the Company, Employee agrees to keep secret and confidential, all Confidential Information, and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way during the Restricted Period and at all times thereafter, provided, however, if the jurisdiction in which the Company seeks to enforce the confidentiality obligation will not enforce a confidentiality obligation of indefinite duration, then the provisions in this Agreement restricting the disclosure and use of Confidential Information shall survive for a period of five (5) years following the Restricted Period; provided, however, that trade secrets shall remain confidential indefinitely.

(c) To the extent that any court or agency seeks to have Employee disclose Confidential Information, he shall promptly inform the Company, and he shall take such reasonable steps to prevent disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent that Employee obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, Employee shall take reasonable steps to maintain the confidentiality of such information and to preserve such privilege.

(d) This Section 7 shall not be construed to unreasonably restrict Employee’s ability to disclose Confidential Information in a court proceeding in connection with the assertion of, or defense against any claim of breach of this Agreement. If there is a dispute between the Company and Employee as to whether information may be disclosed in accordance with this subparagraph (d), the matter shall be submitted to the court for decision.

8. Non-Compete and Non-Solicitation.

(a) Except as necessary to carry out his duties to the Company and its affiliates (including Tube Supply) after the date of the consummation of the Transaction, during and throughout the Restricted Period, Employee covenants and agrees that he shall not, without the express written consent of the Company:

(1) be employed by, serve as a consultant to, or otherwise assist or directly or indirectly provide services to a Competitor if: (i) it will be within the Restricted Territory; or (ii) the Confidential Information to which Employee had access could reasonably be expected to benefit the Competitor if the Competitor were to obtain access to such Confidential Information;

(2) solicit or attempt to solicit any party who is then, or during the 12-month period prior to the Effective Date was, a customer or supplier of Tube Supply, provided that the restriction in this subparagraph (a)(2) shall not apply to any activity on behalf of a business that is not a Competitor;

(3) solicit, entice, persuade or induce any individual who is employed by the Company, Tube Supply or their affiliates (or was so employed within ninety (90) days prior to Employee’s action and not involuntarily terminated for any reason other than Cause (as defined herein)) to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company, Tube Supply or their affiliates, and Employee shall not approach any such employee, either in person or through electronic or social media, for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; or

(4) directly or indirectly own an equity interest in any Competitor (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York Stock Exchange or the American Stock Exchange or included in the NASDAQ System, so long as such ownership is passive in nature).

(b) If a court of competent jurisdiction determines that Employee has breached any covenant in this Section 8, then the duration of such covenant will be tolled for a period of time equal to the period of time during which such court determines that such breach was continuing.

(c) Definition of Competitor. For purposes of this Agreement, the term “Competitor” shall mean any enterprise (including a person, firm or business, whether or not incorporated) during any period in which it is materially competitive in any way with any business in which the Company, Tube Supply or any of their affiliates was engaged during the 12-month period prior to the Effective Date. For purposes of this Section 8, the term “materially competitive” shall mean an enterprise that deals in the sale or distribution of (i) any of the same products as the products sold or distributed by the Company, Tube Supply or its affiliates and/or (ii) any other products that have similar application as any of the products sold or distributed by the Company, Tube Supply or its affiliates. Upon the written request of Employee, the Company’s Chief Executive Officer will determine whether a business or other entity constitutes a “Competitor” and may require Employee to provide such information as the Chief Executive Officer determines to be necessary to make such determination. The current and continuing effectiveness of such determination may be conditioned on the continuing accuracy of such information, and on such other factors as the Chief Executive Officer may determine.

(d) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall include all non-public information (including, without limitation, information regarding litigation and pending litigation, trade secrets, proprietary information, or confidential or proprietary methods) concerning the Company, Tube Supply and their affiliates (and their customers) which was acquired by or disclosed to Employee during the course of his ownership of, if applicable, or employment with Tube Supply prior to the Effective Date, during the course of negotiations of the Transaction, or during the course of his employment with the Company on or after the Effective Date.

(e) Definition of Restricted Period. For purposes of this Agreement, the term “Restricted Period” shall mean the period commencing upon the Effective Date and continuing until twelve (12) months following Employee’s termination of employment with the Company. For the avoidance of doubt, the term Restricted Period shall apply solely for purposes of this Agreement and shall not apply with respect to any other agreement entered into between Employee and the Company and, conversely, the term restricted period set forth in any other agreement entered into between Employee and the Company shall not apply with respect to this Agreement.

(f) Definition of Restricted Territory. For purposes of this Agreement, the term “Restricted Territory” means the United States and Canada. The Restricted Territory also shall include any country in which Tube Supply or its affiliates had customers or generated sales or revenues prior to the Effective Date and any country in which Employee (and/or employees of the Company, Tube Supply or their affiliates supervised by Employee) had responsibility or generated or obtained Confidential information during the Employment Term.

9. Non-Disparagement.

(a) Employee covenants and agrees that, he shall not make any false, defamatory or disparaging statements about the Company, Tube Supply or their affiliates, or the officers or directors of the Company, Tube Supply or their affiliates that are reasonably likely to cause material damage to the Company, Tube Supply or their affiliates, or the officers or directors of the Company, Tube Supply or their affiliates. Nothing in this Section 9 shall preclude Employee from making truthful statements that are required by applicable law, regulation or legal process.

(b) If a court of competent jurisdiction determines that Employee has breached any covenant in this Section 9, then the duration of such covenant will be tolled for a period of time equal to the period of time during which such court determines that such breach was continuing.

10. Reasonable Scope and Duration. Employee acknowledges that the restrictions in Sections 7, 8, and 9 of this Agreement are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Company and its affiliates, that the benefits provided under this Agreement are full and fair compensation for these covenants and that these covenants do not impair Employee’s ability to be employed in other areas of his expertise and experience. Specifically, Employee acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Company, Tube Supply and their affiliates. Notwithstanding the foregoing, if any court determines that the terms of any of the restrictions herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of Employee’s breach of any such covenant, the term of the covenant shall be extended for a period equal to the period that the breach continues.

11. Waiver and Release. Except as expressly provided in this Section 11, Employee shall not be entitled to any payments or benefits under Section 6(e)(2) unless and until (i) Employee executes and delivers to the Company a Waiver and Release that is in a form acceptable to the Company (the “Release”) within thirty (30) days (or fifty (50) days, in the event that 29 CFR 1625.22 requires the Company to provide Employee forty-five (45) days to consider the Release) following Employee’s termination of employment with the Company, and (ii) the revocation period for the Release has expired without revocation. If the conditions of this Section 11 are not satisfied, Employee shall forfeit all rights to payments or benefits under Section 6(e)(2) (other than the payments or benefits provided to the Executive under Section 6(e)(2)(C) on or before the date on which Employee failed to satisfy the conditions of this Section 11). Such Waiver and Release may not, however, create new obligations from Employee to Employer but, rather, shall require that Employee waives and releases any and all claims or potential claims and causes of action against the Employer.

12. Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a) If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other applicable authorities promulgated thereunder (the “Code”), the intent of the Parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b) To the extent required under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following Employee’s termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Each payment payable to Employee under Section 6 on or after his date of termination shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral exemption thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon Employee’s termination of employment, in the event Employee is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following Employee’s termination of employment will not be paid to Employee until the date that is six (6) months and one (1) day following the date of Employee’s termination of employment (or, if earlier, Employee’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to Employee under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with Section 6.

(d) All expenses or other reimbursements to Employee under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee (provided that if any such reimbursements constitute taxable income to Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e) In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company. Further notwithstanding any provision of this Agreement to the contrary, if the time period set forth in Section 11 begins in one taxable year of Employee and ends in a subsequent taxable year, any payment or benefit scheduled to be provided under Section 6, to the extent such payment or benefit is otherwise subject to the requirements of Code Section 409A, will commence in such subsequent taxable year of Employee.

(f) Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(h) To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

13. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Parties at the addresses set forth below. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;

(b)	in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; or

(c)	in the case of facsimile, the date upon which the transmitting Party received confirmation of receipt by facsimile, telephone or otherwise;

provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received. Communications that are to be delivered by the U.S. mail or by overnight service or two-day delivery service are to be delivered to the addresses set forth below:

to the Company:

A.M. Castle & Co.

1420 Kensington Road, Suite 220

Oak Brook, IL 60523

Attn: Corporate Secretary

or to Employee at Employee’s most recent address on file with the Company.

Each Party, by written notice furnished to the other Party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt.

14. Applicable Law. This Agreement shall be governed by and construed in accordance with applicable federal laws and, to the extent not pre-empted by or inconsistent therewith, the laws of the State of Texas without regard to any jurisdiction’s conflict of law principles.

15. Severability and Construction. If any provisions of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction or arbitrator determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court or arbitrator to include the maximum reasonable restriction allowed by law.

16. Remedies. Employee and Company acknowledge and agree that damages would not adequately compensate Company if Employee were to breach any of his covenants contained in this Agreement. Consequently, Employee agrees that in the event of any such breach, which continues beyond any applicable notice and cure period provided in this Agreement, Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief, in addition to any other remedies available including, without limitation, termination of Employee’s employment for Cause.

17. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

18. Entire Agreement Modifications. This Agreement (including all exhibits hereto) constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the Parties hereto with respect to the subject matter hereof, including, without limitation, the Prior Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control. If Employee is entitled to severance pay or other benefits pursuant to the terms of this Agreement, Employee shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company). This Agreement may be modified or amended only by an instrument in writing signed by both Parties.

19. Withholding. All payments made to Employee pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

20. Company Property, Records, Files, and Equipment. Employee agrees he will return all Company property, records, files, or any other Company-owned equipment in his possession within ten (10) days after the date of Employee’s termination of employment with the Company.

21. Survival of Agreement. Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the Parties hereunder the respective rights and obligations of the Parties hereunder shall survive any termination of Employee’s employment.

22. Voluntary Execution of Agreement. Employee represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. Employee further affirms that, prior to the execution of this Agreement, he has been advised to and has had an opportunity to consult independent counsel concerning the terms and conditions hereof.

23. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns. This Agreement is personal to Employee and shall not be assignable by Employee. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.

24. Exclusive Jurisdiction and Venue. Any suit, claim or other legal proceeding arising out of or related to this Agreement in any way must be brought in a federal or state court located in Harris County, Texas, and the Company and Employee

hereby irrevocably and unconditionally consent to the exclusive jurisdiction of such court for such purpose. The Company and Employee irrevocably and unconditionally consent and submit itself and himself to the jurisdiction of such court(s) for the purposes of any such suit, claim or other legal proceeding and waive and will not plead or claim in any such court that venue is improper or that such suit, claim or other legal proceeding has been brought in an inconvenient forum.

25. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

26. Headings. The descriptive headings used herein are used for convenience of reference only and shall not constitute a part of this Agreement.

27. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

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IN WITNESS WHEREOF, the Company and Employee have duly executed and delivered this Agreement as of the day and year first above written.

A. M. CASTLE & CO.

By:	/s/ Scott F. Stephens

Title: Vice President, Finance & CFO

PAUL SORENSEN

/s/ Paul C. Sorensen
Employee

EXHIBIT A

TRANSITION INCENTIVE PLAN (TIP)

Subject to adjustments at the sole discretion of the Committee and the terms and conditions set forth in the Omnibus Incentive Plan, the TIP Pool for the performance period beginning January 1, 2012 and ending December 31, 2014 (the “Performance Period”) shall equal the product of ten percent (10%) multiplied by the excess, if any, of (1) over (2), where:

(1)	Equals the cumulative earnings before interest, taxes, depreciation and amortization for the Performance Period for the combined Tube Supply and the Company’s Castle Metals Oil & Gas commercial unit operations (“EBITDA”); and

(2)	The specified amount determined by the Committee, in its sole discretion, no later than ninety (90) days after the commencement of the Performance Period;

provided, however, the TIP Pool, if any, may be reduced, at the sole discretion of the Committee, by ten percent (10%) if the annual days sales outstanding on inventory (“DSI”) target for the combined Tube Supply and Company’s Castle Metals Oil & Gas commercial unit operations is not met for any one year of the Performance Period and by five percent (5%) if the annual days sales outstanding on receivables (“DSO”) target for the combined Tube Supply and Company’s Castle Metals Oil & Gas commercial unit operations is not met for any one year of the Performance Period (that is, up to 45% of the TIP Pool is at risk over the Performance Period).

The DSI and DSO targets for the combined Tube Supply and Company’s Castle Metals Oil & Gas commercial unit operations shall be established each year by the Committee, in its sole discretion, consistent with targets established under the STIP or other internal financial targets.

The calculation of the TIP Pool, EBITDA, DSI and DSO, including any and all adjustments thereto, shall be determined by the Committee, in its sole discretion, subject the terms and conditions set forth in the Omnibus Incentive Plan.